UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Express Scripts Holding Company

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SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD AUGUST 24, 2018

These additional definitive materials are being filed to update and supplement the joint proxy statement/prospectus (the “joint proxy statement/prospectus”), (1) included in the Registration Statement on Form S-4, File No. 333-224960, filed by Halfmoon Parent, Inc. (“New Cigna”), with the Securities and Exchange Commission (the “SEC”), and declared effective by the SEC on July 16, 2018, (2) filed by Cigna Corporation (“Cigna”), with the SEC as a definitive proxy statement on Schedule 14A, File No. 001-08323, on July 16, 2018, (3) filed by Express Scripts Holding Company (“Express Scripts”), with the SEC as a definitive proxy statement on Schedule 14A, File No. 001-35490, on July 16, 2018, and (4) mailed by Cigna and Express Scripts to their respective stockholders commencing on July 17, 2018. The information contained on this Schedule 14A is incorporated by reference into the joint proxy statement/prospectus. Terms used in these additional definitive materials, but not otherwise defined, shall have the meanings ascribed to such terms in the joint proxy statement/prospectus.

The supplemental information contained in these additional definitive materials should be read in conjunction with the joint proxy statement/prospectus, which should be read in its entirety. To the extent that information in these additional definitive materials differs from or updates information contained in the joint proxy statement/prospectus, the information in these additional definitive materials shall supersede or supplement the information in the joint proxy statement/prospectus. The information contained in this supplement speaks only as of August 9, 2018, unless the information specifically indicates that another date applies.

If you have not already submitted a proxy for use at the Cigna special meeting or the Express Scripts special meeting, as applicable, you are urged to do so promptly. These additional definitive materials do not affect the validity of any proxy card or voting instructions that Cigna stockholders or Express Scripts stockholders may have previously received or delivered. No action is required by any Cigna stockholder or Express Scripts stockholder who has previously delivered a proxy or voting instructions and who does not wish to revoke or change that proxy or voting instructions.

The second sentence in the first paragraph on page 80 of the joint proxy statement/prospectus under the heading “The Mergers—Background of the Mergers” is amended and supplemented by adding the following bolded and underlined text:

At this meeting, the Express Scripts board of directors discussed a potential strategic transaction with a large publicly traded company in the healthcare industry, which we refer to as Express Scripts Company A, with which members of Express Scripts senior management engaged in exploratory discussions regarding a potential business combination during the summer of 2017, subject to a mutual confidentiality agreement (which does not contain a standstill provision).

The following is inserted as the last sentence in the last full paragraph on page 122 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners LLC—Summary of Centerview Financial Analysis”:

For purposes of DCF analyses and analyses based on Adjusted EPS, stock-based compensation was treated as a cash expense.

The second sentence in the second full paragraph on page 123 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners LLC—Express Scripts Financial Analysis—Selected Trading Company Analysis” is amended and supplemented by adding the following bolded and underlined text:

Centerview subtracted from this range of implied enterprise values the face value of Express Scripts’ net debt of $12.8 billion as of March 2, 2018 as set forth in the Express Scripts internal data to derive a range of equity values for Express Scripts.

The second full sentence on page 125 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners LLC—Express Scripts Financial Analysis—Selected Precedent Transaction Analysis” is amended and supplemented by adding the following bolded and underlined text:

Centerview subtracted from this range of implied enterprise values the face value of Express Scripts net debt of $12.8 billion as of March 2, 2018 as set forth in the Express Scripts internal data, to derive a range of equity values for Express Scripts.

The second full paragraph on page 125 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners LLC—Express Scripts Financial Analysis—Discounted Cash Flow Analysis” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

Centerview calculated a range of illustrative equity values for Express Scripts by (1) discounting to present value as of March 2, 2018, using discount rates ranging from 8.0% to 9.5% (reflecting Centerview’s analysis of Express Scripts’ weighted average cost of capital, determined using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, yields for U.S. Treasury notes, levered and unlevered betas for a comparable group of companies, market risk and size premia, and tax rates) and a mid-year discounting convention: (a) the forecasted unlevered free cash flows of Express Scripts over the period beginning March 2, 2018 and ending on December 31, 2027, utilizing the Express Scripts management forecasts (which included contributions from Express Scripts’ contracts with Anthem, Coventry Health Care Inc. and Catamaran Corp., which we refer to as the transitioning clients) and assumptions discussed with Express Scripts management and (b) a range of illustrative terminal values for Express Scripts, calculated by Centerview applying perpetuity growth rates ranging from 1.0% to 2.0% (which Centerview selected based on its professional judgment and experience, taking into account certain metrics, including the Express Scripts management forecasts and market expectations regarding long-term real growth of gross domestic product and inflation), to Express Scripts’ unlevered free cash ~~flows for the terminal year~~flow for the fiscal year ending December 31, 2027 of $5.1 billion (as set forth in the section entitled “—Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Express Scripts” beginning on page 143, but assuming that changes in net working capital were commensurate with revenue growth and that depreciation is normalized to capital expenditure levels) and (2) subtracting from the foregoing results the face value of Express Scripts’ net debt of $12.8 billion as of March 2, 2018 as set forth in the Express Scripts internal data. The range of illustrative terminal values for Express Scripts calculated by applying these perpetuity growth rates implied a range of exit LTM EBITDA multiples of 8.9x to 12.8x.

The third full paragraph on page 125 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners LLC—Express Scripts Financial Analysis—Discounted Cash Flow Analysis” is amended and supplemented by adding the following bolded and underlined text:

Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of Express Scripts common stock as of March 2, 2018 as set forth in the Express Scripts internal data, which ranged from of 566.5 million shares to 569.9 million shares based on the applicable implied equity value, to derive a range of implied values per share of Express Scripts common of $78 to $109, rounded to the nearest $1.00. Centerview then compared the results of this analysis to the value of the merger consideration of $96.03 per share of Express Scripts common stock implied by the closing price of Cigna common stock on March 7, 2018.

The third full paragraph on page 126 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners LLC—Cigna Financial Analysis—Selected Trading Company Analysis” is amended and supplemented by adding the following bolded and underlined text:

Centerview applied the EBITDA multiple reference range to Cigna’s calendar year 2018 estimated EBITDA as set forth in the Cigna forecasts to derive a range of implied enterprise values for Cigna. Centerview subtracted from this range of implied enterprise values the face value of Cigna’s net debt of $4.7 billion as of March 2, 2018 as set forth in the Cigna internal data to derive a range of equity values for Cigna. Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of Cigna common stock as of March 2, 2018 as set forth in the Cigna internal data to derive a range of implied values per share of Cigna common stock. Centerview also applied the Adjusted EPS multiple reference range to Cigna’s calendar year 2018 estimated Adjusted EPS as set forth in the Cigna forecasts to derive a range of implied values per share of Cigna common stock.

The second paragraph on page 127 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners—Cigna Financial Analysis—Discounted Cash Flow Analysis” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

Centerview calculated a range of illustrative equity values for Cigna by (1) discounting to present value as of March 2, 2018, using discount rates ranging from 8.0% to 9.5% (reflecting Centerview’s analysis of Cigna’s weighted average cost of capital, determined using the capital asset pricing model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, yields for U.S. Treasury notes, levered and unlevered betas for a comparable group of companies, market risk and size premia, and tax rates) and the mid-year convention: (a) the forecasted unlevered free cash flows of Cigna over the period beginning March 2, 2018 and ending on December 31, 2022, utilizing both the Cigna forecasts and the Cigna Wall Street forecasts (as defined in the section entitled “—Certain Financial Forecasts—Wall Street Unaudited Prospective Financial Information” beginning on page 146), as well as assumptions discussed with Express Scripts management and (b) a range of illustrative terminal values for Cigna, calculated by Centerview applying perpetuity growth rates ranging from 2.0% to 3.0% (selected by Centerview based on its professional judgment and experience, taking into account certain metrics, including the Cigna forecasts and Cigna Wall Street forecasts and market expectations regarding long-term real growth of gross domestic product and inflation) to Cigna’s unlevered free cash ~~flows for the terminal year~~flow for the fiscal year ending December 31, 2022 of $2.9 billion (as set forth in the section entitled “—Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Express Scripts” beginning on page 143, but assuming that risk-based capital contributions and changes in net working capital were commensurate with revenue growth and that depreciation is normalized to capital expenditure levels) and (2) subtracting from the foregoing results the face value of Cigna’s net debt of $4.7 billion as of March 2, 2018, as set forth in the Cigna internal data. The range of illustrative terminal values for Cigna, which utilized both the Cigna forecasts and the Cigna Wall Street forecasts, calculated by applying these perpetuity growth rates implied LTM EBITDA multiple ranges of 9.3x to 13.4x and 9.7x to 14.6x, respectively. Centerview then divided these implied equity values by the number of fully-diluted outstanding shares of Cigna common stock as of March 2, 2018 as set forth in the Cigna internal data to derive a range of implied values per share of Cigna common stock of $178 to $263, based on the Cigna forecasts, rounded to the nearest $1.00 and of $217 to $320, based on the Cigna Wall Street forecasts, rounded to the nearest $1.00. The number of fully-diluted outstanding shares of Cigna common stock as of March 2, 2018 ranged from 246.4 million shares to 247.5 million shares based on the implied equity values for the analysis based on the Cigna forecasts and 247.0 million shares to 247.9 million shares based on the implied equity values for the analysis based on the Cigna Wall Street forecasts.

The second bullet on page 128 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners—Cigna Financial Analysis—Other Factors” is amended and supplemented by adding the following bolded and underlined text:

•

Analyst Price Target Analysis. Centerview reviewed stock price targets for Express Scripts common stock reflected in sixteen publicly available Wall Street research analyst reports as of March 7, 2018. Centerview noted that the analyst stock price targets in such research analyst reports ranged from $68 to $101 per share of Express Scripts common stock and had a median of $87 per share of Express Scripts common stock, as compared to the merger consideration of $96.03 per share of Express Scripts common stock implied by the closing price of Cigna common stock on March 7, 2018. Centerview also reviewed stock price targets for Cigna common stock reflected in sixteen publicly available Wall Street research analyst reports as of March 7, 2018. Centerview noted that the analyst stock price targets in such research analyst reports ranged from $210 to $255 per share of Cigna common stock and had a median of $237 per share of Cigna common stock.

The third bullet on page 128 of the joint proxy statement/prospectus under the heading “Opinion of Centerview Partners—Cigna Financial Analysis—Other Factors” is amended and supplemented by adding the following bolded and underlined text:

•

Premia Paid Analysis. Centerview reviewed, with respect to eighteen cash and stock acquisition transactions since 2007 in which a public U.S.-based target was acquired in a transaction valued at greater than $20 billion and subsequently owned greater than 20% of the pro forma company, the one-day premium and the 30-day VWAP premium that the offer represented based on the date of announcement or other public knowledge of the possibility of such transaction. Centerview then compared the 25th percentile, mean and 75th percentile premia for these transactions, which were 18%, 24% and 29% for the one-day premium, respectively, and 20%, 27% and 34% for the 30-day VWAP premium, respectively, to the one-day premium of 31% and the 30-day VWAP premium of 26% for holders of Express Scripts common stock implied by the Express Scripts merger consideration.

The first full paragraph on page 133 of the joint proxy statement/prospectus under the heading “Opinion of Lazard Frères & Co. LLC—Express Scripts Financial Analyses—Discounted Cash Flow Analysis” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

Lazard calculated a range of estimated terminal values for Express Scripts by applying a selected range of perpetuity growth rates of 1.0% to 2.0% (selected by Lazard based on its professional judgment and experience, taking into account certain metrics, including the Express Scripts management forecasts and market expectations regarding long-term real growth of gross domestic product and inflation) to the stand-alone unlevered, after-tax free cash ~~flows~~flow attributable to Express Scripts ~~during~~for the fiscal year ending December 31, 2027 of $5.1 billion (as set forth in the section entitled “—Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Express Scripts” beginning on page 143, but assuming that depreciation and amortization is normalized to capital expenditure levels and changes in net working capital were commensurate with revenue growth). The cash flows and range of terminal values were then discounted to present value (as of March 31, 2018) using a selected range of discount rates of 8.0% to 9.0% derived from a weighted average cost of capital calculation (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, yields for U.S. Treasury notes, levered and unlevered betas for a comparable group of companies, market risk premium, and tax rates). The range of illustrative terminal values for Express Scripts calculated by applying these perpetuity growth rates implied a range of exit EBITDA multiples of 9.1x to 12.4x. This analysis also indicated the following approximate implied per share equity value reference range for Express Scripts, as compared to the implied per share Express Scripts merger consideration:

The fourth paragraph on page 135 of the joint proxy statement/prospectus under the heading “Opinion of Lazard Frères & Co. LLC—Cigna Financial Analyses—Discounted Cash Flow Analysis” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

Discounted Cash Flow Analysis. At the direction of Express Scripts management, Lazard performed DCF analyses of Cigna using both the forecasted unlevered free cash flows of Cigna based on the Cigna forecasts (including various management contingencies and assumptions embedded therein, including related to net working capital and risk-based capital) and the forecasted unlevered free cash flows of Cigna based on the Cigna Wall Street forecasts in order to provide a comparison of the range of implied values from a DCF analysis based on the Cigna forecasts (and Cigna management’s underlying contingencies and assumptions) with the range of implied values from a DCF analysis using Wall Street research analysts’ forecasts (and the analysts’ underlying assumptions and estimates). Lazard performed a DCF analysis of Cigna by calculating, based on both the Cigna forecasts and the Cigna Wall Street forecasts, the estimated present value (as of March 31, 2018) of the stand-alone unlevered, after-tax free cash flows attributable to Cigna that Cigna was forecasted to generate during the fiscal year ending December 31, 2018 through the fiscal year ending December 31, 2022. Based on Cigna forecasts, Lazard calculated a range of estimated terminal values for Cigna by applying a selected range of perpetuity growth rates of 1.5% to 2.5% (selected by Lazard based on its professional judgment and experience, taking into account certain metrics, including the Cigna forecasts and Cigna Wall Street forecasts and market expectations regarding long-term real growth of gross domestic product and inflation) to the stand-alone unlevered, after-tax free cash flows attributable to Cigna during the fiscal year ending December 31, 2022 ~~assuming, for purposes of the terminal year,~~of $2.9 billion (as set forth in the section entitled “—Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Express Scripts” beginning on page 143, but assuming that depreciation and amortization is normalized to capital expenditure levels and changes in net working capital and growth in risk-based capital contributions were commensurate with revenue growth). The cash flows and range of terminal values were then discounted to present value (as of March 31, 2018) using a selected range of discount rates of 8.0% to 9.0% derived from a weighted average cost of capital calculation (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, yields for U.S. Treasury notes, levered and unlevered betas for a comparable group of companies, market risk premium, and tax rates). The range of illustrative terminal values for Cigna calculated by applying these perpetuity growth rates implied a range of EBITDA multiples of 9.7x to 13.1x. This analysis also indicated the following approximate implied per share equity value reference range for Cigna, as compared to the per share closing price of Cigna common stock on March 7, 2018:

The first full paragraph on page 136 of the joint proxy statement/prospectus under the heading “Opinion of Lazard Frères & Co. LLC—Cigna Financial Analyses—Discounted Cash Flow Analysis” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

Based on the Cigna Wall Street forecasts, Lazard calculated a range of estimated terminal values for Cigna by applying a selected range of perpetuity growth rates of 1.5% to 2.5% (selected by Lazard based on its professional judgment and experience, taking into account certain metrics, including the Cigna forecasts and Cigna Wall Street forecasts and market expectations regarding long-term real growth of gross domestic product and inflation) to the stand-alone unlevered, after-tax free cash flows attributable to Cigna during the fiscal year ending December 31, 2022 ~~assuming, for purposes of the terminal year,~~of $4.6 billion (as set forth in the section entitled “—Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Express Scripts” beginning on page 143, but assuming that depreciation and amortization is normalized to capital expenditure levels and changes in net working capital and growth in risk-based capital contributions were commensurate with revenue growth).

The second full paragraph on page 136 of the joint proxy statement/prospectus under the heading “Opinion of Lazard Frères & Co. LLC—Cigna Financial Analyses—Discounted Cash Flow Analysis” is amended and supplemented by adding the following bolded and underlined text:

The cash flows and range of terminal values were then discounted to present value (as of March 31, 2018) using a selected range of discount rates of 8.0% to 9.0% derived from a weighted average cost of capital calculation (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, yields for U.S. Treasury notes, levered and unlevered betas for a comparable group of companies, market risk premium, and tax rates). The illustrative terminal values for Cigna calculated by applying these perpetuity growth rates implied a range of EBITDA multiples of 9.5x to 12.9x. This analysis also indicated the following approximate implied per share equity value reference range for Cigna, as compared to the per share closing price of Cigna common stock on March 7, 2018:

The bullet on page 137 of the joint proxy statement/prospectus under the heading “Opinion of Lazard Frères & Co. LLC—Certain Additional Information” is amended and supplemented by adding the following bolded and underlined text:

•

undiscounted price targets for shares of Express Scripts common stock and shares of Cigna common stock as reflected in selected publicly available Wall Street research analysts’ reports available as of March 7, 2018. Lazard reviewed such price targets for shares of Express Scripts common stock as reflected in sixteen publicly available Wall Street research analysts’ reports which indicated an overall low to high target stock price range of $68 to $101 per share for Express Scripts common stock and a median of $87 per share for Express Scripts common stock. Lazard also reviewed price targets for shares of Cigna common stock as reflected in seventeen publicly available Wall Street research analysts’ reports which indicated an overall low to high target stock price range of $210 to $255 per share for Cigna common stock and a median of $236 per share for Cigna common stock;

The fifth bullet on page 138 of the joint proxy statement/prospectus under the heading “Opinion of Lazard Frères & Co. LLC—Certain Additional Information” is amended and supplemented by adding the following bolded and underlined text:

•

an illustrative value creation analysis which compared the standalone equity value per share of Express Scripts common stock to the hypothetical potential pro forma equity value per share of the combined company (reflecting Express Scripts’ pro forma ownership), which includes the value of the Express Scripts projected synergies, as more fully described below. Lazard performed this analysis using two methodologies: a DCF-based value creation analysis and an Adjusted EPS multiple-based value creation analysis. In the DCF-based value creation analysis, Lazard compared the midpoint of the standalone DCF equity value per share reference range for Express Scripts common stock to the total equity value per share of the combined company expressed as a range implied by (1) $48.75 per share in cash consideration plus (2) Express Scripts’ pro forma ownership of the implied midpoint of the DCF equity value per share of the combined company. The implied midpoint of the DCF equity value per share of the combined company was derived based on (a) the sum of the midpoint of the standalone DCF equity values of each of Express Scripts and Cigna and the midpoint net present value of the Express Scripts projected synergies based on a DCF valuation (which equaled $11.8 billion), minus pro forma net debt for the combined company of $44.1 billion, divided by (b) the pro forma shares outstanding for the combined company. This analysis implied approximately 14% value creation to Express Scripts’ stockholders based on the Express Scripts management forecasts and the Cigna forecasts, and 19% value creation to Express Scripts’ stockholders based on the Express Scripts management forecasts and the Cigna Wall Street forecasts. In the Adjusted EPS multiple-based value creation analysis, Lazard compared the closing price of shares of Express Scripts common stock as of March 7, 2018 to the total equity value per share of the combined company implied by (1) $48.75 per share in cash consideration plus (2) Express Scripts’ pro forma ownership of the implied Adjusted EPS multiple-based equity value per share of the combined company. The implied Adjusted EPS multiple-based equity value per share of the combined company was expressed as a range and derived based on (1) the sum of (a) the estimated pro forma 2019 Core EPS of the combined company (excluding the Express Scripts projected synergies) based on the Express Scripts management forecasts and the Cigna forecasts and (b) projected 2021 synergies of $1.2 billion affected for taxes and calculated on a per combined company share basis discounted to December 31, 2019 using a blended equity discount rate of 9.8% (calculated on a blended basis based on ~~net income contribution~~the respective net income contributions of Express Scripts and Cigna and derived from a weighted average cost of capital calculation, determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain metrics including capital structure, yields for U.S. Treasury notes, levered and unlevered betas for a comparable group of companies, market risk premium, and tax rates), multiplied by (2) a range of pro forma Adjusted EPS multiples that included the 2018 Adjusted EPS multiples for Express Scripts (on a Core EPS basis) and Cigna as well as a blended 2018 Adjusted EPS multiple (based on net income contribution), which was then discounted to March 31, 2018 using ~~a~~the same blended equity discount rate of 9.8% ~~(based on net income contribution)~~, plus (3) the net present value of contributions from contracts with the transitioning clients on a per share basis. This Adjusted EPS multiple-based value creation analysis implied a range of value creation to Express Scripts stockholders of approximately 31% to 53%.

The third paragraph on page 139 of the joint proxy statement/prospectus under the heading “Opinion of Lazard Frères & Co. LLC—Miscellaneous” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

Lazard in the past provided certain investment banking services to Express Scripts and/or certain of its affiliates unrelated to the transaction~~, for which Lazard received compensation, including, during~~. In the two-year period prior to the date of its opinion, Lazard received fees of approximately $14.5 million from Express Scripts for such services, which were paid in connection with Lazard having acted as a financial advisor to Express Scripts in connection with its acquisition of CareCore National Group, LLC, doing business as eviCore healthcare. The financial advisory business of Lazard and its affiliates did not provide services to Cigna for which fees were received during the three-year period prior to March 7, 2018.

The first table on page 141 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Cigna” is amended and supplemented by adding the following footnote to “EBITDA”:

EBITDA is calculated as operating revenues less claim expenses and operating expenses (excluding depreciation, amortization, and interest expense).

The following paragraph is added directly after the third paragraph on page 141 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Cigna”:

Certain of the financial measures used in the Cigna management forecasts that are not GAAP financial measures were relied upon by Morgan Stanley for purposes of its fairness opinion and by the Cigna board of directors in connection with its consideration of the mergers. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures under the SEC rules regarding disclosures of non-GAAP financial measures and, therefore, are not subject to such rules, which would otherwise require a reconciliation of the financial measure to a GAAP financial measure. Reconciliations to GAAP of the financial measures included in the Cigna management forecasts that are not GAAP financial measures were not prepared by and were not relied upon by Morgan Stanley for purposes of its fairness opinion or by the Cigna board of directors in connection with its consideration of the mergers. Accordingly, we have not provided a reconciliation to GAAP of the financial measures included in the Cigna management forecasts that are not GAAP financial measures.

The first table on page 142 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Cigna” is amended and supplemented by adding the following italicized and underlined text:

(Dollars in billions)	2018E	2019E	2020E	2021E	2022E
EBITA(1)	$4.8	$5.2	$5.8	$6.5	$7.1
Income tax expense	$(1.2)	$(1.2)	$(1.4)	$(1.6)	$(1.8)
Income tax contingencies	$(0.1)	$(0.1)	$(0.2)	$(0.3)	$(0.3)
Earnings contingencies	$(0.2)	$(0.3)	$(0.4)	$(0.5)	$(0.6)
Depreciation	$0.5	$0.5	$0.5	$0.5	$0.5
Capital expenditures	$(0.5)	$(0.5)	$(0.5)	$(0.5)	$(0.5)
Surplus retained in the business to support business growth	$(0.8)	$(0.7)	$(0.9)	$(1.0)	$(1.4)
(Increase)/decrease in net working capital	$(0.5)	$(0.4)	$(0.3)	$(0.3)	$(0.2)

Unlevered free cash flows(2)(3)	$2.1	$2.4	$2.6	$2.7	$2.9

(1)	EBITA is calculated as operating revenues less claim expenses and operating expenses (excluding amortization and interest expense).
(2)

Unlevered free cash flow is defined as free cash flow before interest expense, net of any benefit of the tax deductibility of interest. Free cash flow is defined as earnings after taxes, plus depreciation and amortization, less capital expenditures, surplus retained in the business to support business growth and changes in working capital.

(3)	Totals may not sum due to rounding.

The following paragraph is added directly before the third paragraph on page 145 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Express Scripts”:

Certain of the financial measures used in the Express Scripts management forecasts that are not GAAP financial measures were relied upon by Centerview and Lazard for purposes of their respective fairness opinions and by the Express Scripts board of directors in connection with its consideration of the mergers. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures under the SEC rules regarding disclosures of non-GAAP financial measures and, therefore, are not subject to such rules, which would otherwise require a reconciliation of the financial measure to a GAAP financial measure. Reconciliations to GAAP of the financial measures included in the Express Scripts management forecasts that are not GAAP financial measures were not prepared by and were not relied upon by Centerview or Lazard for purposes of their respective fairness opinions or by the Express Scripts board of directors in connection with its consideration of the mergers. Accordingly, we have not provided a reconciliation to GAAP of the financial measures included in the Express Scripts management forecasts that are not GAAP financial measures.

The third paragraph on page 145 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—-Summary Unaudited Prospective Financial Information Prepared by Express Scripts” is amended and supplemented by deleting the following strikethrough text, adding the following bolded and underlined text and adding the table below:

Based on amounts included in the Express Scripts management forecasts summarized in the table above and underlying assumptions provided by Express Scripts management, forecast extrapolations were generated by Express Scripts management for the fiscal years ended December 31, 2023 through 2027 from the Express Scripts management forecasts for the fiscal year ended December 31, 2022, which extrapolations we refer to as the Express Scripts management forecast extrapolations, and were provided to Express Scripts’ financial advisors for purposes of their analyses. The Express Scripts management forecast extrapolations were based on Express Scripts management’s estimates and assumptions with respect to growth rates for such fiscal years.

	Express Scripts Management Forecast Extrapolations (Stand- Alone, Pre-Merger Basis, Extrapolated in March 2018)
	Fiscal Year Ending December 31,
	($ in millions, except per share values)
	2023E	2024E	2025E	2026E	2027E
Total Revenues	$97,228	$100,631	$103,650	$106,759	$109,962
Adjusted EBITDA	$6,182	$6,398	$6,590	$6,788	$6,991
Adjusted Net Income	$4,060	$4,215	$4,352	$4,494	$4,640
Adjusted EPS	$10.05	N/A	N/A	N/A	N/A

Based on amounts included in the Express Scripts management forecasts and the Express Scripts management forecast extrapolations summarized in the tables above and underlying assumptions provided by Express Scripts management, each of Lazard and Centerview calculated unlevered after-tax free cash flow for the years set forth in the table below for use in connection with their respective financial analyses described in the sections entitled “—Opinions of Financial Advisors to Express Scripts––Opinion of Centerview Partners LLC” and “—Opinions of Financial Advisors to Express Scripts––Opinion of Lazard Frères & Co. LLC” beginning on pages 119 and 130, respectively. ~~Forecasts were generated by Express Scripts management for the fiscal years ended December 31, 2023 through 2027 from the Express Scripts management forecasts for the fiscal year ended December 31, 2022 and were provided to Express Scripts’ financial advisors for purposes of their analyses. These December forecasts for the fiscal years ended December 31, 2023 through 2027 were based on Express Scripts management’s estimates and assumptions with respect to growth rates for such fiscal years.~~ Calculations of unlevered free cash flow for the fiscal years ended December 31, 2023 through 2027 were made by Express Scripts’ financial advisors based on ~~such~~the Express Scripts management forecast extrapolations in order to provide a basis for longer term DCF analysis. The ~~calculations of~~unlevered free cash flows set forth in the table below are based on the Express Scripts management forecasts and the Express Scripts management forecast extrapolations and were approved for Centerview’s and Lazard’s use by Express Scripts management, but do not themselves form part of the Express Scripts management forecasts or the Express Scripts management forecast extrapolations.

The first table on page 146 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Express Scripts” is amended and supplemented by deleting the following strikethrough text and adding the following italicized and underlined text:

	Fiscal Year Ending December 31,
	($ in millions)
	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Adjusted EBITDA	$7,705	$7,917	$6,948	$5,771	$5,973	$6,182	$6,398	$6,590	$6,788	$6,991
Depreciation and Amortization	367	375	362	350	360	373	386	397	409	421
Stock-Based Compensation	102	102	102	102	102	102	102	102	102	102
Net Interest Expense/Other Income(1)	602	559	530	519	513	495	496	496	497	497
Unlevered Income Tax Expense	(1,732)	(1,780)	(1,554)	(1,279)	(1,325)	(1,371)	(1,419)	(1,462)	(1,505)	(1,551)
Levered Income Tax Expense(2)	(1,590)	(1,648)	(1,429)	(1,157)	(1,204)	(1,254)	(1,302)	(1,344)	(1,388)	(1,433)
After-Tax Non-Controlling Interest	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)	(8)
Capital Expenditures	(493)	(485)	(470)	(434)	(437)	(450)	(464)	(478)	(492)	(507)
(Increase)/Decrease in Net Working Capital	530	411	(567)	(487)	194	186	125	125	125	125
Restructuring Charges	(136)	(128)	(140)	(34)	(19)	(45)	—	—	—	—
Unlevered Free Cash Flow(3)	$5,874	$5,935	$4,218	$3,536	$4,386	$4,502	$4,641	$4,776	$4,916	$5,059

(1)

Net interest expense as calculated by Lazard and Centerview is defined as (1) interest expense less (2) interest income, less (3) other income/(expense), in each case, as provided in the Express Scripts management forecasts, the Express Scripts management forecast extrapolations or as otherwise provided by Express Scripts management.

(2)

Levered income tax expense as calculated by Lazard and Centerview is defined as (1) operating income plus (2) net interest expense/other income, the sum of which is multiplied by the applicable tax rate, in each case, as provided in the Express Scripts management forecasts, the Express Scripts management forecast extrapolations or as otherwise provided by Express Scripts management.

(~~1~~3)

Unlevered free cash flow as calculated by Lazard and Centerview is defined as (1) Adjusted EBITDA less (2) depreciation and amortization, less (3) unlevered income tax expense,~~(based on an applicable tax rate provided by Express Scripts management)~~ less (4) after-tax non-controlling interest, plus (5) depreciation and amortization (after calculating income tax expense in (3)), less (6) capital expenditures, less (7) (increase)/decrease in net working capital, less (8) restructuring charges, in each case, as provided in the Express Scripts management forecasts, the Express Scripts management forecast extrapolations or as otherwise provided by Express Scripts management.

The first full paragraph on page 146 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Summary Unaudited Prospective Financial Information Prepared by Express Scripts” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

The Express Scripts projected synergies, which assume the mergers would be consummated on December 31, 2018, are summarized below. None of the information set forth in the table below forms part of the Express Scripts management forecasts or the Express Scripts management forecast extrapolations.

The last paragraph beginning on page 146 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Wall Street Unaudited Prospective Financial Information” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

At the direction of Express Scripts management, Express Scripts’ financial advisors reviewed certain publicly available forecasted financial information for Cigna in Wall Street research analyst reports, treating Cigna on a standalone basis, without giving effect to the mergers and as if the mergers had not been contemplated by Cigna, which information we refer to as the Cigna Wall Street forecasts, in order to assist the Express Scripts board of directors in their evaluation of the mergers and for use in connection with their respective financial analyses described in the sections entitled “—Opinions of Financial Advisors to Express Scripts—Opinion of Centerview Partners LLC” and “—Opinions of Financial Advisors to Express Scripts—Opinion of Lazard Frères & Co. LLC” beginning on pages 119 and 130, respectively. ~~The calculations of unlevered after-tax free cash flows were approved for Centerview’s and Lazard’s use by Express Scripts management.~~

~~The following table summarizes the Cigna Wall Street forecasts.~~

In addition, based on amounts included in the Cigna Wall Street forecasts, each of Lazard and Centerview calculated unlevered free cash flow for Cigna for the years set forth in the table below for use in connection with their respective financial analyses described in the sections entitled “—Opinions of Financial Advisors to Express Scripts—Opinion of Centerview Partners LLC” and “—Opinions of Financial Advisors to Express Scripts—Opinion of Lazard Frères & Co. LLC” beginning on pages 119 and 130, respectively. The unlevered free cash flows set forth in the table below are based on the Cigna Wall Street forecasts and certain assumptions and methodologies as described in the footnote to the table below and were approved for use by Express Scripts management and were not reviewed with Cigna or Cigna’s management.

The first table on page 147 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Wall Street Unaudited Prospective Financial Information” is deleted and replaced with the following table:

(Dollars in billions, except per share amounts)	2018E	2019E	2020E	2021E(1)	2022E(1)
Revenue	$44.4	$47.8	$51.9	$56.0	$60.5
EPS	$13.01	$14.74	$16.31	$18.03	$19.91
EBITDA	$5.0	$5.3	$5.8	$6.2	$6.7
Depreciation and Amortization(2)	0.6	0.6	0.6	0.6	0.6
Income Tax Expense(2)	(1.0)	(1.0)	(1.2)	(1.3)	(1.5)
Capital Expenditures(2)	(0.5)	(0.5)	(0.5)	(0.6)	(0.6)
(Increase)/Decrease in Net Working Capital(3)	0.4	0.5	0.5	0.6	0.6
Cash to Statutory Requirement(4)	(0.3)	(0.4)	(0.5)	(0.5)	(0.6)
Unlevered Free Cash Flow—Based on Cigna Wall Street Forecasts(5)	$3.6	$3.9	$4.1	$4.3	$4.6

(1)

Amounts for 2021E and 2022E in the Cigna Wall Street forecasts extrapolated by Centerview and Lazard by applying revenue growth rates and margins based on 2018E, 2019E and 2020E, as approved by Express Scripts management.

(2)	Amounts based on the Cigna Wall Street forecasts.
(3)	(Increase)/decrease in net working capital amounts based on historical trends for Cigna.
(4)	Cash to statutory requirement amounts based on an assumed rate approved by Express Scripts management.
(5)

Unlevered free cash flow as calculated by Lazard and Centerview is defined as (1) EBITDA, less (2) depreciation and amortization, (3) less income tax expense, plus (4) depreciation and amortization (after calculating income tax expense in (3)), less (5) capital expenditures, less (6) (increase)/decrease in net working capital, less (7) cash to statutory requirement, in each case, as provided in the Cigna Wall Street forecasts or based on assumptions and methodologies and approved for use by Express Scripts management.

The heading on page 147 of the joint proxy statement/prospectus of “Certain Financial Forecasts—Cigna Free Cash Flow” is amended and supplemented by adding the following bolded and underlined text:

Cigna Free Cash Flow Based on Cigna Forecasts

The first full paragraph on page 147 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Cigna Free Cash Flow” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

Based on amounts included in the Cigna forecasts summarized in the section entitled “—Certain Financial Forecasts-Summary Unaudited Prospective Financial Information Prepared by Cigna” beginning on page 140, each of Lazard and Centerview calculated unlevered free cash flow for Cigna for the years set forth in the table below for use in connection with their respective financial analyses described in the sections entitled “—Opinions of Financial Advisors to Express Scripts—Opinion of Centerview Partners LLC” and “—Opinions of Financial Advisors to Express Scripts—Opinion of Lazard Frères & Co. LLC” beginning on pages 119 and 130, respectively. The

~~calculations of~~unlevered free cash flows set forth in the table below are based on the Cigna forecasts but do not form part of the Cigna forecasts and were not reviewed with Cigna or Cigna’s management.

The second full paragraph on page 147 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Cigna Free Cash Flow” is deleted in its entirety.

The lead-in sentence to the second table on page 147 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Cigna Free Cash Flow” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

The following table sets forth the unlevered free cash flows for Cigna based on ~~each of (i)~~the Cigna forecasts ~~and (ii) the Cigna Wall Street forecasts and certain assumptions and methodologies as described in footnote (2) to the table below, each of which~~, and were approved for Centerview’s and Lazard’s use by Express Scripts management.

The second table on page 147 of the joint proxy statement/prospectus under the heading “Certain Financial Forecasts—Cigna Free Cash Flow” is deleted and replaced with the following table:

(Dollars in millions)	2018E	2019E	2020E	2021E	2022E
EBITDA(1)	$4,958	$5,225	$5,553	$5,890	$6,405
Depreciation and Amortization(2)	589	609	576	576	576
Unlevered Income Tax Expense(3)	(1,166)	(1,184)	(1,375)	(1,554)	(1,708)
Capital Expenditures(2)	(493)	(480)	(480)	(480)	(480)
(Increase)/Decrease in Net Working Capital(2)	(477)	(431)	(314)	(315)	(212)
Cash to Statutory Requirement(2)	(811)	(724)	(942)	(1,045)	(1,355)
Unlevered Free Cash Flow—Based on Cigna Forecasts(3)	$2,099	$2,511	$2,621	$2,754	$2,938

(1)

EBITDA as calculated by Lazard and Centerview is defined as (1) EBITDA as calculated by Morgan Stanley at the request of Cigna management for provision to Express Scripts, less (2) certain contingencies, on a pre-tax basis, as calculated by Lazard and Centerview from certain after-tax projections provided by Cigna management to Express Scripts.

(2)	As provided in the Cigna forecasts.
(3)

Unlevered Income Tax Expense as calculated by Lazard and Centerview is defined as (1) operating income as provided in the Cigna forecasts multiplied by (2) the implied tax rate as derived from the Cigna forecasts.

(4)

Unlevered free cash flow as calculated by Lazard and Centerview is defined as (1) EBITDA, less (2) depreciation and amortization, (3) less unlevered income tax expense, plus (4) depreciation and amortization (after calculating unlevered income tax expense in (3)), less (5) capital expenditures, less (6) (increase)/decrease in net working capital, less (7) cash to statutory requirement, in each case, as provided in or derived from the Cigna forecasts as described in the footnotes above.

The following is inserted as the last sentence in the fourth full paragraph on page 154 of the joint proxy statement/prospectus under the heading “Interests of Express Scripts Executive Officers and Directors in the Mergers—Agreements with Cigna”:

Mr. Wentworth and Cigna began discussing the terms of the retention agreement on or after April 9, 2018.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction among Cigna, Express Scripts and Halfmoon Parent, Inc. (“New Cigna”), New Cigna has filed with the SEC a registration statement on Form S-4 (File No. 333-224960) that includes a joint proxy statement of Cigna and Express Scripts (as amended, the “Form S-4”). The Form S-4 was declared effective by the SEC on July 16, 2018 and was mailed to stockholders of Express Scripts on or about July 17, 2018. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN

THEIR ENTIRETY BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement and the definitive version of the joint proxy statement/prospectus (when it becomes available) and other relevant documents filed by Holdco, Cigna and Express Scripts with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by Cigna will be available free of charge on Cigna’s website at www.cigna.com or by contacting Cigna’s Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts’ website at www.express-scripts.com or by contacting Express Scripts’ Investor Relations Department at (314) 810-3115.

Participants in the Solicitation

Cigna (and, in some instances, Holdco) and Express Scripts and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Cigna (and, in some instances, Holdco) in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 28, 2018, its definitive proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 16, 2018, and the definitive joint proxy statement/prospectus contained in the Form S-4, which was filed by Holdco with the SEC on May 15, 2018 and amended on June 20, 2018, July 9, 2018, July 12, 2018 and July 16, 2018 and declared effective on July 16, 2018. Investors may obtain information regarding the names, affiliations and interests of Express Scripts’ directors and executive officers in Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018, its definitive proxy statement for its 2018 Annual Meeting, which was filed with the SEC on March 29, 2018, and the preliminary joint proxy statement/prospectus contained in the Form S-4, which was filed by Holdco with the SEC on May 15, 2018 and amended on June 20, 2018. You may obtain free copies of these documents at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by Cigna will be available free of charge on Cigna’s website at www.cigna.com or by contacting Cigna’s Investor Relations Department at (215) 761-4198. Copies of documents filed with the SEC by Express Scripts will be available free of charge on Express Scripts’ website at www.express-scripts.com or by contacting Express Scripts’ Investor Relations Department at (314) 810-3115. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and will be contained in other relevant materials to be filed with the SEC regarding the proposed transaction if and when they become available. Investors should read the definitive joint proxy statement/prospectus carefully and in its entirety before making any voting or investment decisions.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Cautionary Notes on Forward Looking Statements

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide Cigna management’s and/or Express Scripts management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “may,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases and other measures of financial performance or potential future plans, strategies or transactions of Cigna or the combined company following consummation of the mergers, the anticipated benefits of the mergers, including estimated synergies, the expected timing of completion of the mergers, Cigna’s ability to obtain financing for the mergers and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Cigna and Express Scripts claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, risks and uncertainties detailed in Cigna’s and Express Scripts’ periodic public filings with the SEC, including those discussed in the section entitled “Risk Factors” of the registration statement and in the sections entitled “Risk Factors” in Cigna’s Annual Report on Form 10-K for the year ended December 31, 2017, Cigna’s Quarterly Report on Form 10-Q for the period ended March 31, 2018, Express Scripts’ Annual Report on Form 10-K for the year ended December 31, 2017 and Express Scripts’ Quarterly Report on Form 10-Q for the period ended March 31, 2018, factors contained or incorporated by reference into such documents and in subsequent filings by Cigna and Express Scripts, and the following factors:

•

the inability of Cigna and Express Scripts to obtain stockholder or regulatory approvals required for the mergers or the requirement to accept conditions that could reduce the anticipated benefits of the mergers as a condition to obtaining regulatory approvals;

•	failure to satisfy the conditions to closing provided in the merger agreement;

•	a longer time than anticipated to consummate the mergers;

•	problems regarding the successful integration of the businesses of Cigna and Express Scripts;

•	unexpected costs regarding the mergers;

•	restrictions on business activities during the pendency of the mergers and limitations put on Cigna’s and Express Scripts’ ability to pursue alternatives to the mergers under the merger agreement;

•	diversion of Cigna management’s and Express Scripts management’s attention from ongoing business operations and opportunities;

•	disruption from the mergers making it more difficult to maintain business and operational relationships;

•	potential litigation associated with the mergers;

•	the ability to hire and retain key personnel;

•	the availability of financing;

•

the obligation to complete the mergers even if financing is not available or is available on terms other than those currently anticipated, including financing less favorable to Cigna and New Cigna than its current commitments, due to the absence of a financing condition in connection with the mergers;

•	effects on the businesses as a result of uncertainty surrounding the mergers;

•

the possibility that the anticipated benefits from the mergers cannot be realized in full, or at all or may take longer to realize than expected, including risks associated with achieving expected synergies from the mergers;

•

the uncertainty of the value of the Cigna merger consideration and the Express Scripts merger consideration due to fixed exchange ratios and potential fluctuations in the market prices of Cigna common stock and Express Scripts common stock;

•

the possibility of the directors and officers of each of Cigna and Express Scripts generally having interests in the mergers that are different from, or in addition to, the interests of Cigna stockholders or Express Scripts stockholders, as applicable;

•

the possibility of changes in circumstances between the date of the signing of the merger agreement and the closing date that will not be reflected in the opinions received by the Cigna board of directors and the Express Scripts board of directors from their respective financial advisors;

•	the effect of the substantial additional indebtedness New Cigna will incur in connection with the mergers;

•	the possibility of actual results of operations, cash flows and financial position after the mergers materially differing from the unaudited pro forma condensed combined financial statements of New Cigna;

•

the difference in rights provided to New Cigna stockholders under Delaware law, the New Cigna certificate of incorporation and the New Cigna bylaws, as compared to the rights provided to Cigna stockholders under Delaware law, the Cigna certificate of incorporation and the Cigna bylaws, and to Express Scripts stockholders under Delaware law, the Express Scripts certificate of incorporation and the Express Scripts bylaws (as defined below);

•	the occurrence of any event giving rise to the right of a party to terminate the merger agreement;

•	an unexpected downgrade in Cigna’s, Express Scripts’ or New Cigna’s financial strength ratings;

•

the impact of debt service obligations on the availability of funds for other business purposes, and the terms and required compliance with covenants relating to Cigna’s, Express Scripts’ or New Cigna’s indebtedness; and

•	future industry risks that are described in SEC reports filed by Cigna and Express Scripts.

There can be no assurance that the mergers or any other transaction described in this joint proxy statement/prospectus will in fact be completed in the manner described or at all. Any forward-looking statement speaks only as of the date on which it is made, and Cigna and Express Scripts assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.